Attachment Q.77C

The New Germany Fund, Inc.

Item 77C (a), (b) and (c): Registrant incorporates by reference Registrant's Proxy Statement dated April 20, 2006 filed April 21, 2006 (Accession No. 0000891092-06-001011)

Item 77C(c):
THE NEW GERMANY FUND, INC.
REPORT OF STOCKHOLDERS' MEETING

The Annual Meeting of Stockholders of The New Germany Fund, Inc. was held on June 20, 2006.  At the Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below):

1. To elect three Directors to serve for a term of three years until their successors are elected and qualify.

       Number of Votes
       -------------------------
       For   Withheld
      ----   -------
Dr. Franz Wilhelm Hopp    7,684,106   755,254
Ernst-Ulrich Matz     7,680,710   758,650
Dr. Frank Tromel     7,682,706   756,654

2. To ratify the appointment  by the Audit  Committee and the Board of Directors of  PricewaterhouseCoopers  LLP, an independent registered public accounting firm, as independent  auditors for the fiscal year ending December 31, 2006.

       Number of Votes
       -------------------------
      For  Against Abstain
      ----  ------- -------
     14,522,575  372,599  296,338

3. To approve a stockholder proposal to terminate the investment advisory agreement between the Fund and Deutsche Asset Management International GmbH.

      Number of Votes
       -------------------------
      For  Against Abstain
      ----  ------- -------
      6,393,816  7,339,241  544,472

4. The vote to approve a proposal that stockholders may make nominations notwithstanding the Fund's director qualification Bylaw.

      Number of Votes
       -------------------------
      For  Against Abstain
      ----  ------- -------
      7,343,410  7,376,666  471,437

5. To approve a stockholder proposal to request that stockholders of the Fund be afforded an opportunity to realize net asset value for their shares as soon as practicable.

       Number of Votes
       -------------------------
      For  Against Abstain
      ----  ------- -------
      8,766,761  6,026,898  397,852

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